Exhibit 99.1

Cascadian Therapeutics Reports Fourth Quarter and Full Year 2016 Financial Results

SEATTLE, March 9, 2017 – Cascadian Therapeutics, Inc. (NASDAQ:CASC) today reported financial results for the fourth quarter and full year ended December 31, 2016.

“In 2016, we focused our efforts on the development of tucatinib for late-stage HER2-positive metastatic breast cancer for patients with and without brain metastases and amended our ongoing HER2CLIMB study by increasing the sample size so that, if successful, the trial could serve as a single pivotal trial to support registration,” said Scott Myers, President and CEO of Cascadian Therapeutics. “For 2017, we have prioritized our resources on expanding HER2CLIMB globally and exploring the potential utility of tucatinib in additional HER2-positive expressing cancers. With a global development plan underway, clarity on a U.S. regulatory pathway and a solid financial position, we have set the foundation to execute our strategy.”

Fourth Quarter and Recent Highlights

Tucatinib – targeted HER2 inhibitor

•	In December 2016, researchers presented updated data from the Company’s ongoing Phase 1b Triplet combination study (tucatinib with capecitabine and trastuzumab) at the 2016 San Antonio Breast Cancer Symposium. This Triplet combination continued to be well tolerated and showed an updated median progression-free survival of 7.8 months, an overall response rate of 61 percent and a median duration of response of 10 months. Patients treated with the Triplet combination previously received a median of 3 HER2-targeted agents, such as trastuzumab, pertuzumab, lapatinib and T-DM1.

•	In December 2016, the Company announced that, following a meeting with the U.S. Food and Drug Administration (FDA) and discussions with the Company’s external Steering Committee, the Company amended the HER2CLIMB trial of tucatinib by increasing the sample size so that, if successful, the trial could serve as a single pivotal study to support a new drug application.

•	In October 2016, the Company announced presentation of data from the ongoing Phase 1b Triplet combination study (tucatinib with capecitabine and trastuzumab) at the European Society for Medical Oncology 2016 Congress that showed clinical activity in HER2+ metastatic lesions to the skin.

CASC-578 – a novel Chk1 cell cycle inhibitor

•	In December 2016, the Company completed a non-human pharmacology study to evaluate the impact of CASC-578 on multiple cardiovascular endpoints. The results indicate CASC-578 has an acceptable profile at the doses tested and warrants further study of the drug in both single agent and combination settings.

Corporate

•	In January 2017, the Company strengthened its balance sheet through an underwritten public offering, resulting in net proceeds of approximately $88 million.

Fourth Quarter and Full Year 2016 Financial Results

•	Cash, cash equivalents and investments totaled $62.8 million as of December 31, 2016, compared to $56.4 million at December 31, 2015, an increase of $6.4 million, or 11.3 percent. The increase was primarily due to the result of net proceeds of $43.3 million from the Company’s June 2016 financing offset by cash used to fund operations of $36.9 million.

•	Net loss attributable to common stockholders for the three months ended December 31, 2016 was $10.5 million, or $0.47 per share, compared to a net loss attributable to common stockholders of $9.1 million, or $0.58 per share, for the same period in 2015. The $1.4 million increase in net loss attributable to common stockholders for the quarter was primarily due to an increase in research and development expense associated with the development of the Company’s product candidates and an increase in general and administrative expense, which included expenses related to headcount and the Company’s adoption of the Retention Plan in early January 2016.

•	Net loss attributable to common stockholders for the year ended December 31, 2016 was $60.3 million, or $3.13 per share, compared to a net loss attributable to common stockholders of $32.6 million, or $2.02 per share, for the same period in 2015. The increase in net loss attributable to common stockholders for the year ended December 31, 2016 was primarily due to the intangible asset impairment charge of $19.7 million, which was the result of the mutual termination of the STC.UNM agreement. In addition, the increases in research and development expenses of $4.0 million, due to greater activity related to the development of the Company’s product candidates, and increases in general and administrative expenses of $8.3 million, primarily related to the retirement and separation of the former chief executive officer and other headcount-related expenses, contributed to the year-over-year increase in net loss. The Company also recognized a non-cash $2.6 million deemed dividend due to the beneficial conversion feature on the Series D convertible preferred stock. The increase in the net loss attributable to common stockholders was partially offset by a $6.9 million tax benefit during the year ended December 31, 2016.

2017 Financial Outlook

Cascadian Therapeutics believes the following financial guidance to be correct as of the date provided and is providing the guidance as a convenience to investors and assumes no obligation to update it.

Cascadian Therapeutics expects operating expenses in 2017 to be slightly higher than in 2016, which included a one-time expense associated with the intangible asset impairment. The 2017 increase is due to an increase in activities related to the ongoing HER2CLIMB pivotal trial. Cash used in operations is expected to be approximately $50.0 million to $54.0 million.

About Cascadian Therapeutics

Cascadian Therapeutics is a clinical-stage biopharmaceutical company dedicated to developing innovative product candidates for the treatment of cancer. The lead product candidate, tucatinib, is an oral, selective small molecule HER2 inhibitor. Cascadian Therapeutics is conducting a randomized, double-blind controlled pivotal clinical trial called HER2CLIMB, which is comparing tucatinib vs. placebo in combination with capecitabine and trastuzumab in patients with locally advanced or metastatic HER2-positive breast cancer with and without brain metastases, who have previously been treated with a taxane, trastuzumab, pertuzumab and T-DM1. Additional details on HER2CLIMB can be found at www.clinicaltrials.gov (Identifier: NCT02614794) or www.HER2CLIMB.com. For more information, please visit www.cascadianrx.com.

Forward-Looking Statements

In order to provide Cascadian Therapeutics’ investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Cascadian Therapeutics’ expectations regarding clinical development activities, timing of additional data, potential benefits of its product candidates, and its use and adequacy of cash reserves and future financial results.

Forward-looking statements involve risks and uncertainties related to Cascadian Therapeutics’ business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Cascadian Therapeutics’ actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates, the receipt of regulatory approvals, and its ability to adequately obtain and protect its intellectual property rights. Although Cascadian Therapeutics believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Cascadian Therapeutics’ risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Except as required by law, Cascadian Therapeutics does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Cascadian Therapeutics can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Source: Cascadian Therapeutics

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Investor and Media Contact:

Monique Greer

Cascadian Therapeutics

206-801-2107

mgreer@cascadianrx.com

CASCADIAN THERAPEUTICS, INC.

Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Operating Expenses
Research and development	$7,469	$6,887	$27,467	$23,468
General and administrative	3,121	2,264	17,630	9,321
Intangible asset impairment	—	—	19,738	—

Total operating expenses	10,590	9,151	64,835	32,789

Loss from operations	(10,590)	(9,151)	(64,835)	(32,789)

Other income (expense)
Investment and other income (expense), net	78	20	222	80
Change in fair value of warrant liability	—	—	—	128

Total other income (expense), net	78	20	222	208

Net loss before income taxes	$(10,512)	$(9,131)	$(64,613)	$(32,581)
Income tax (benefit) provision	—	—	(6,908)	—

Net loss	(10,512)	(9,131)	(57,705)	(32,581)
Deemed dividend related to beneficial conversion feature on Series D convertible preferred stock	—	—	(2,588)	—

Net loss attributable to common stockholders	(10,512)	(9,131)	(60,293)	(32,581)

Net loss per share – basic and diluted	$(0.47)	$(0.58)	$(3.13)	$(2.02)
Shares used to compute basic and diluted net loss per share	22,553,642	15,822,410	19,264,121	16,102,860

CASCADIAN THERAPEUTICS, INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	December 31, 2016	December 31, 2015
Cash, cash equivalents and investments	$62,805	$56,360
Total assets	$83,265	$96,574
Long term liabilities	$135	$8,044
Stockholders’ equity	$74,357	$83,735
Common shares outstanding	22,562,640	15,826,985